Exhibit 10.37

MODIFICATION AGREEMENT

THIS MODIFICATION AGREEMENT (this “Agreement”), is made and entered into effective as of this 31st day of March, 2024, by and among SANDERS MORRIS HARRIS, LLC, in its capacity as representative of the Noteholders (defined below) and Mr. Don A. Sanders (the “REPRESENTATIVE”) and SYNERGY CHC CORP., a Nevada corporation (the “COMPANY”), (each a “Party” and collectively the “Parties”).

RECITALS:

A.	The Company and certain clients of the Representative (the “Sanders Noteholders”) entered into that certain Securities Purchase Agreement dated March 8, 2022 (“SPA”), pursuant to which such Noteholders purchased Senior Subordinated Debentures of even date therewith issued by the Company (the “Sanders Notes”) and were issued a Common Stock Purchase Warrant (the “Warrants”)

B.	The Parties entered into that certain Modification Agreement between the Parties dated June 14, 2024, pursuant to which the Company consolidated the Sanders Notes and a promissory note issued to Don Sanders (the “Don Sanders Note” and together with the Sanders Notes, the “Notes”) along with certain other terms and conditions therein;

C.	Pursuant to Sections 5.22 and 5.04 of the SPA, Sanders Morris was appointed a representative of the Noteholders (the “Representative”), providing it with the authority to act on behalf of such Noteholders to amend, modify or otherwise change the terms of the SPA, the Notes, the warrants issued in connection therewith (the “Warrants”) or any other document or agreement relating to the securities offering under the SPA, and Mr. Don Sanders (Mr. Sanders and the Sanders Noteholders will herein be collectively referred to as the “Noteholders”) has agreed for Sanders Morris to represent him with respect to the note issued to him by the Company (the “Sanders Note”); and

D.	The Company desires to further extend the maturity of the Notes from March 31, 2024 to March 31, 2026 on the terms and conditions set forth herein and as set forth on Exhibit “A”

NOW THEREFORE, in consideration of the mutual covenants and other good and valuable consideration contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	AMENDMENT

1.1 Amendment

The Company andthe Representative, onbehalfof the Noteholders and Mr. Sanders, hereby agreeto modify the terms of the SPA and the Notes as set forth on Exhibit “A” appended hereto and each term set forth on Exhibit “A” hereby amends the applicable term in the SPA and/or the Notes without any further action on the part of the Noteholders or the Company. The Noteholders, and the amount of their respective notes (as amended by Exhibit “A”) are set forth on Schedule “A” under the column entitled “Outstanding Balance March 31’, 2024” as of the date hereof and shall be entitled to the interest, principal payments, bonus success fee (if earned), loanrenegotiation fee and other terms set forth on Exhibit “A”. Exhibit “A” and Schedule “A” are both incorporated herein and made a part of this Agreement for all purposes. Synergy acknowledges and agrees that Sanders Morris Harris LLC has the requisite power and authority to act on behalf of the Noteholders and Mr. Sanders, as the case may be, and agree to be bound by any agreements, amendments, modifications or waivers under this Agreement or any other agreement associated with the Transaction Agreements.

Modification Agreement	Page 1

1.2 Conflict

To the extent that the terms of Exhibit “A” and Schedule “A” thereto conflict with the terms of the SPA, the Notes, the Warrants or any document or agreement relating thereto (between the Noteholders and the Company), the terms of Exhibit “A” shall control.

1.3 Further Action

To the extent that the Representative believes, that the Company needs to enter into, and deliver, a new or substitute promissory note with any or all of the investors set forth in Schedule “A” to effect the changes set forth in this Agreement, the Company shall enter into a promissory note with any such investor in the form originally entered into in connection with the SPA, with modifications necessary to conform to the terms of this Agreement. In addition, the Company agrees covenants and agrees to amend the SPA to include Mr. Sanders as a party thereto, on the same terms and conditions as the Sanders Noteholders, and issue a substitute note to Mr. Sanders on the same terms and conditions as the Sanders Noteholders.

1.4 Mr. Jack Ross (individually)

To theextent that Mr. Jack Ross, individually, shall be obligated to issue and execute any warrants pursuant to Section 15 of Exhibit “A”, Mr. Ross hereby, in his individual capacity, agrees to do so and will execute and deliver execute warrants in form and substance satisfactory to both the Representative and Mr. Ross pursuant to Section 15 of Exhibit “A”. By signing below, Mr. Ross agrees to be bound by this Section 1.4

2.	EVENT OF DEFAULT

2.1 Default

For purposes of this Agreement, a “Default” shall exist if any one or more of the following events shall occur:

(a) On or after the date hereof, the Company fails to pay or perform when due any principal, interest or other obligation under the Notes (in each case, as modified by this Agreement) or any other indebtedness of the Company; or

(b) The Company defaults in the performance of any of its other covenants or agreements contained in the SPA (as modified by this Agreement), the Notes (as modified by this Agreement) per Exhibit “A”;

3.	TERM AND TERMINATION

The term of this Agreement shall commence as of the date hereof, and shall terminate upon the date on which all Notes, and all accrued and unpaid interest thereon, have been repaid in their entirety and all warrants issued by Mr. Jack Ross, if any.

Modification Agreement	Page 2

4.	ENTIRE AGREEMENT

This Agreement (together with the SPA, the Notes and all documents associated therewith) (collectively, the “Transaction Agreements”) set forth the entire understanding between the parties hereto and supersedes all prior and contemporaneous understandings and agreements between the parties, with respect to the subject matter hereof. This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied in the Transaction Agreements, and that no other understanding, agreement, statement or promise not contained in the Transaction Agreements shall be valid or binding as between the Noteholders and Mr. Don A. Sanders (who are represented herein by the Representative) and the Company with respect to the subject matter hereof. To the extent that any provision of the Agreement and Exhibit “A” and Schedule “A” conflict with the terms of any other Transaction Agreement, the terms of this Agreement and Exhibit “A” and Schedule “A” shall govern.

5.	MODIFICATION

This Agreement may not be orally changed or modified. All changes or modifications to any of the Transaction Agreements, or the waiver of any terms or conditions herein, shall be in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

6.	WAIVER

No delay or failure to exercise any remedy or right occurring upon any breach or default shall be construed as a waiver of such remedy or right, nor shall it affect any subsequent default of a same or different nature.

7.	ASSIGNMENT

No Party shall assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other party.

8.	SUCCESSORS AND ASSIGNS

All of the provisions herein contained shall be binding upon and inure to the benefit of the respective successors of the parties hereto to the same extent as if such successors were in each case named as a party to this Agreement.

9.	EFFECT OF INVALIDITY

Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid parties thereof eliminated.

10.	FURTHER ACTIONS

At any time and from time to time, each party shall, without further consideration, take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement.

11.	CAPTIONS

The paragraph captions contained in this Agreement are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement, nor the intent of any provision thereof.

12.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which, taken together, shall constitute one Agreement. The Parties may deliver executed counterpart signature pages to this Agreement by facsimile transmission, by electronic mail in .pdf form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, and such delivery shall have the same effect as physical delivery of the paper document bearing an original signature.

13.	GOVERNING LAW

This Agreement shall be interpreted and enforced in accordance with the internal laws, and not the law of conflicts, of the State of Texas applicable to agreements made and to be performed in such State and the applicable federal laws ofthe United States of America.

SIGNATURES ON FOLLOWING PAGE

Modification Agreement	Page 3

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SANDERS MORRIS HARRIS, LLC (AS REPRESENTATIVE FOR THE NOTEHOLDERS)

By:	/s/ Steve Mangold
Steve Mangold
Title:	Chief Executive Officer

SYNERGY CHC CORP.

By:	/s/ Jack Ross
Jack Ross
Title:	Chief Executive Officer

DON A. SANDERS, INDIVIDUALLY

/s/ Don A. Sanders
Don A. Sanders, Individually

Mr. Jack Ross, individually, agrees to be bound by Section 1.4 only

/s/ Jack Ross
Jack Ross, Individually

Modification Agreement	Page 4

EXHIBIT “A”
BINDINGLOANAGREEMENT
EFFECTIVEDATE: March 31, 2024

SIGNED: April 5th, 2024

Sanders Group Loan
Principal Amount	$9,294,165 (Nine million, two hundred thousand, ninety-four thousand and one hundred sixty five and no/100s dollars) (“Principal Amount”), which Is allocated to the investors as set forth on Schedule me and is the principal amount outstanding as of April 14.2024 (assuming that the principal payment for March 31, 2024 was paid prior to April 1, 2024).
Financial Terms
1. Interest Rate:	The loan agreement interest shall accrue on the Principal Amount at: interest rate of 12% compounded quarterly, starting on April 1st, 2024.
(b) Default Interest (With respect to any default occurring after the effective date of this Loan Amendment)

5% to be added to the interest rate of loan upon an event of default (defined below). For the avoidance of doubt, if there is an event of default, interest on the Principal Amount shall accrue at an interest rate of 17% compounded quarterly, commencing on the date of default.

2. Interest payments:

Cash interest payments shall be paid monthly on the final day of each month. Interest shall be paid on the Principal Amount outstanding over the course of the month. The first interest payment due and payable under this amendment shall be on April 30, 2024 and relate to Principal Amount outstanding over the course of April 2024. Monthly interest payments shall continue until the Principal Amount (along with all accrued and unpaid interest thereon) is paid in full. For the avoidance of doubt, the interest and principal payments shall be as set forth on Schedule ‘A” attached hereto and, in the event that there is any discrepancy between this Agreement and ScheduleSchedule “A”, ScheduleSchedule “A” shall control and govern.

Principal Balance Repayment Terms
3. Principal repayment:

In addition to the interest payments set forth in Section 2 above, Synergy shall repay all principal and any unpaid Interest on or before March 31, 2026 (“Maturity Date”); provided, however, that the entire Principal Amount, minus all principal repayments made by the Company from October 2023 to March 31, 2026 plus all accrued and unpaid Interest thereon, shall be repaid in full on the earlier of a merger, sale of the Company or Focus Factor or the assets of the Company (“Sale”) or the Maturity Date. For the avoidance of doubt, an IPO as defined in section 5 below is not considered a Sale Transaction as defined above.

Loan Renegotiation Fee
4. Loan Renegotiation Fee:

A loan renegotiation fee of USD $500,000 (five hundred thousand and no/100s dollars) shall be earned and be due and payable on the earlier to occur of March 31, 2026 or at such a time that the loan is repaid in full. The loan renegotiation fee shall be allocated and paid ratably to the noteholders in accordance with Schedule “A”

attached hereto.

Bonus Success Fee
5. Bonus Success Fee

Upon closing of a Sale Transaction (hereinafter defined) of Synergy, the Sanders Group shall be paid a One Million eight hundred thousand dollars ($1,800,000) success fee (“Bonus Success Fee”), which Bonus Success Fee shall be allocated to the noteholders based on their respective outstanding principal balances at the time such fee is paid (i.e., in the same manner in which the Loan Renegotiation Fee is paid, as set forth on Schedule “A”). The Sale Transaction shall include but is not limited to the acquisition of Synergy by a Third Party, the merger of Synergy with a Third Party or the partial or complete sale of any asset of Synergy, including any business, brand or product line. As the sole exemption from the above defined Sale transaction and herein Bonus Success Fee, if Synergy or any of its brands (or product line) does an IPO (defined below), no such Bonus Success fee will be due nor payable by Synergy as a result of such IPO. An IPO shall be defined as Synergy raising at least $10 million of cash through the issuance of equity at a $50 million pre-money valuation. For the purposes of clarity and certainty, if the principal and any interest owing is repaid to the Sanders Group in full and before six (6) months prior to a Sale Transaction defined above occurring, then this Bonus Success Fee shall not be due or payable and Synergy shall have no obligation to pay such fee. For greater clarity, If the principal and any interest owing is repaid in full less than six (6) months prior to a sale transaction, the Bonus Success fee shall be due and payable to the Sanders Group.

Events of Default
6. Events of Default which triggers the extra default interest (Clause 1(b)) increase of 5% to 17%. Non-Payment of interest and/or Non-payment of Principal when due	An event of default can only occur based on one of the following scenarios occurring
	(a)	Non-Payment of interest when due — In the event Synergy does notpaythe interest to the debt holders once due, pursuant to clause 2 (Cash interest payment) — an event of default will have occurred
	(b)	Non-Payment of principal when due — In the event Synergy does not pay the principal balance by the respective due date, pursuant to clauses 3 (Principal balance repayment) and 13 —an event of default will have occurred
	(c)	Synergy fails to close the sale of Five Million Dollars ($5,000,000) of equity by March 31, 2025. Should Synergyfail to raise equity of Five Million Dollars ($5,000,000) by March 31, 2025, then Sanders group shall earn an additional fee of One Million Dollars ($1,000,000) which will be added to the principal balance of the loan then outstanding. For clarity and certainty, if all of the unpaid Principal Amount and all interest thereon is repaid to the Sanders Group in full prior to March 31, 2025, this provision shall be null, void and of no effect.

Professional Fees
7. Professional fees related to the loan amendment

Synergy shall reimburse Sanders Morris Harris $50,000 for its professional fees (including internal costs associated with reviewing the documentation) at the time the Principal Amount, and all interest thereon, is repaid.

Sharing of Information
8. Investment bank - Roth

Synergy shall ensure Roth, the Investment banker provides a monthly written report by activity, which shall be shared with Sanders Morris Harris by no later than the 15th of the folowing month regarding its IPO Initiatives.

9. Monthly reporting	Synergy shall share all information which Is required by Knight, pursuant to their loan amendment with Sanders Morris Harris at the same time information is shared with Knight (All required reporting info shall go to both parties at the same time)

Other Conditions
10. Postponement

Sanders Group loan (including Sanders) cannot act on any event of Default, other than non-receipt from Synergy of its monthly Interest payments outlined in Clause 2 above or principal payments outlined in Section 13 below, unless Knight triggers an event of default on its own loan facility. Other events of default which can only be triggered after a notice of default has been sent to Synergy from Knight, are as follows:

	(a)	Falling below the minimum quarterly adjusted EBITDA amount of $1.25M starting in 01-24, shall trigger an event of default
	(b)	Failing to maintain a minimum trailing 12 months revenues for the Focus Factor brand of $30M USD, shall trigger an event of default
	(c)	Either Synergy or Jack Ross is in default of any provision with respect to any indebtedness of Synergy, including, without limitation, the Knight Therapeutics Inc (“Knight”) loan agreement or any extension, amendment or modification thereof (assuming that the defaults under the Sanders note, Sanders Group note and Knight note are cured pursuant to the amendments contemplated by the parties).
11. Documentation:

This agreement is binding and supersedes all other prior agreements or arrangements or negotiations pertaining thereto, whether written or oral, up to the date of this agreement on any of the parties hereto and shall be subject to the execution and delivery of this binding agreement. This binding agreement shall act as the amendment to the Loan Agreement, which amendment shall include a provision waiving all prior defaults.

12. Sanders & Sanders Group acknowledgement	Sanders and Sanders group acknowledges this binding agreement replaces all prior defaults and is meant to Augment the loan agreements
13. Principal Repayment Schedule

Principal repayments will be made by Synergy to the Sanders and Sander group on a pro-rata basis based on the following dates and corresponding amounts (See updated Schedule “A” for principal repayment schedule details)

	-	March 31, 2025 - $1,000,000 USD
	-	June 30, 2025 - $1,000,000 USD
	-	September 30, 2025 - $1,000,000 USD
	-	December 31, 2025 - $1,000,000 USD
	-	March 31 2026 - $5,294,165 USD
14. Incentive Fee	As an incentive to the noteholders for extending the maturity date and loan renegotiation fee, Synergy shall pay a one-time fee which will be prorated over the term of this agreement (24 months). The one-time fee will be to a maximum of Five hundred sixty-three thousand ninety-two dollars ($563,092) USD. By way of example and for clarity, if the loan to the noteholders is paid off in 10 months, the incentive fee will be calculated as (10/24 x $563,092) and shall be allocated to the noteholders based on their respective outstanding principal balances at the time such fee is paid.
15. Additional Warrants

To the extent that the Principal Amount plus Loan Renegotiation Fee and any outstanding interest thereon on the Sanders Group notes (as set forth on Schedule “A”) is not repaid in full by December 31, 2024, Jack Ross shall personally grant: Warrants, struck at $.01 pennyper share, covering 10% of his stock. The warrant issuance shall be made to the holders of the Sanders Group notes (ratably) in the same manner as the manner in which the Loan Renegotiation Fee is allocation on Schedule “A”. For clarity, the only event which shall trigger these additional warrants to be issued, is the non-repayment of the Principal Amount and Loan Renegotiation Fee on or before December 31, 2024.

Omitted Exhibits and Schedules*

Schedule A – Synergy CHC Corp., Principal Repayment Total by Period

*	The listed schedule has been omitted from this Exhibit 10.37 pursuant to Item 601(b)(2) of Regulation S-K. Synergy CHC Corp. hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.